Exhibit 10.27
November 21, 2025 Carisa Bianchi
3905 E Equestrian Trl Phoenix, AZ
85044

Dear Carisa,
We’re excited to extend you an offer to join WillScot (“Company”) as SVP, Chief Accounting Officer reporting to Matt Jacobsen and working from our Scottsdale, AZ location.
The details of our offer are:
&START DATE: January 12, 2026. Start date is subject to change based on timing of the pre-employment process.
&SALARY: $350,000 annualized base salary.
&BENEFITS: You will be eligible to participate in WillScot’s comprehensive benefits programs (see attached). Our programs include automatic enrollment in the Company 401(k) Retirement Savings Plan.
&TIME OFF: You will be eligible for our flexible time off plan each year. More details about the plan, as well as terms and conditions, will be found in our Employee Handbook.
&STIP: You will be eligible for participation in the Short-Term Incentive Plan (STIP) for your role at a target of 50% of base salary. STIP is pro-rated based on the number of days in the job through the calendar year. (If your hire date is during Q4 of the plan year, you will become eligible for participation at the start of the next plan year.) The Company reserves the right to amend or discontinue this plan and will provide you with notice of any changes.
&LTIP: You will be eligible for the Long-Term Incentive Plan (LTIP) commencing with an annual grant to be issued in the 2026 Plan. Our management team intends to recommend to the Compensation Committee of the Board of Directors that you receive an annual equity compensation grant of $300,000 comprised of 50%

Exhibit 10.27
performance stock units (PSUs) and 50% restricted stock units (RSUs). In the event our recommendation is accepted by the Committee, the related award is expected to occur in the spring each year. The Company reserves the right to amend or change compensation at its sole discretion, with or without prior notification, unless otherwise required to remain compliant with local regulations. In addition, you will also be eligible to receive a one-time grant of
$150,000, in the form of restricted stock units (RSUs) issued in the 2026 plan year cycle, as soon as practical following the release of the Company’s 2025 10-
K. Additional details about the award(s), including vesting conditions, will be included in the grant acceptance agreement.
&SIGN-ON AWARD: You will be eligible to receive a one-time sign-on award of
$50,000 (less taxes) within 30 days of your start date. If you voluntarily separate employment with WillScot or are terminated for gross misconduct within one year after receipt of this payment, you will be responsible for repaying all such amounts issued and authorize WillScot to withhold from your final pay (including vacation pay out) all or a portion of any amount due.
Our offer of employment at-will is contingent upon the following:
&Satisfaction of required pre-employment screenings prior to your first day of work including a criminal background check.
&Documentation within your first three (3) days of work that you are legally eligible to work in the United States.
&Completion of required new hire forms.
Please feel free to reach out to us with any questions you may have as you review our offer.
We’re looking forward to having you join the team! All the best,
De Ann Clark

AGREEMENT ABOUT CONFIDENTIAL INFORMATION: By accepting this offer of employment, you agree that during your employment with the Company, you will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, unless the former employer or other person consents to such disclosure in writing. You agree that in performing your duties, you will only use information that is generally known and used by persons with training and experience like yours, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by WillScot. Further, you agree that you will not disclose any confidential

Exhibit 10.27
information or trade secrets of WillScot either during or after your employment without written consent to do so.
ACKNOWLEDGMENT: I have read this offer letter in its entirety and understand the terms and conditions of employment described in this letter and any attached documents. I understand and agree that this offer letter does not constitute an employment contract or create any contractual rights, and I will be employed on an at-will basis. Furthermore, I consent to a drug screen as a condition of employment, including any additional drug/alcohol requirements of the company’s customers. I understand that I will be tested for prohibited drug use per the company’s Drug-Free Workplace policies. I also understand that a positive test, a substituted specimen, or a refusal to test will result in my loss of employment eligibility, and this conditional offer of employment may be rescinded, or my employment may be terminated in accordance with the company’s Drug-Free Workplace policies.
Agreed and accepted by:
/s/ Carisa Bianchi    November 21, 2025